Exhibit 99.1

Gulf Island Fabrication, Inc. Reports Second Quarter Earnings

HOUSTON--(BUSINESS WIRE)--July 30, 2015--Gulf Island Fabrication, Inc. (NASDAQ: GIFI) today reported a net income of $1.4 million ($0.09 diluted income per share) on revenue of $84.3 million for its second quarter ended June 30, 2015, compared to net income of $4.3 million ($0.30 diluted income per share) on revenue of $129.2 million for the second quarter ended June 30, 2014.

The company had a revenue backlog of $126.2 million and a labor backlog of approximately 1.3 million man-hours at June 30, 2015, including commitments received through July 21, 2015, compared to a revenue backlog of $135.1 million and a labor backlog of 1.2 million man-hours reported as of March 31, 2015.

	June 30, 2015	December 31, 2014
	(in thousands)

Cash and cash equivalents	$53,384	$36,085
Total current assets	141,084	172,495
Property, plant and equipment, net	215,790	224,777
Total assets	357,546	397,943
Total current liabilities	34,921	72,765
Total shareholders’ equity	$285,451	$285,798

“Our second quarter results reflect improved margins on several projects completed during the quarter and increased activity related to offshore maintenance and repair work. Our cash position improved over the prior quarter with $6.7 million in operating cash flows generated for the current quarter and through careful control over capital expenditures. We remain debt free. Our strong emphasis on cash management during this down cycle allows us to continue to more than adequately cover dividend distributions at our current levels. While we see no significant improvements in the oil and gas sector as we move into the second half of this year, a shift in focus to marine opportunities, and continued offshore services work combined with our strong balance sheet will enable us to weather these conditions,” said Kirk Meche, President and Chief Executive Officer of Gulf Island Fabrication, Inc.

The Company also reported today that its Board of Directors authorized the Company to repurchase up to $10.0 million in shares of its common stock under a share repurchase program. Repurchases may be effected through open market purchases or in privately negotiated transactions at such times and in such amounts as management deems appropriate, depending on market conditions and other factors. The repurchase program does not obligate the Company to acquire any particular amount of common stock and may be modified, suspended or discontinued at any time. This authorization remains in effect through July 30, 2017.

The management of Gulf Island Fabrication, Inc. will hold a conference call on Friday, July 31, 2015, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time) to discuss the Company’s financial results for the quarter ended June 30, 2015. The call is accessible by webcast (www.gulfisland.com) through CCBN and by dialing 1.888.219.1217. A digital rebroadcast of the call is available two hours after the call and ending August 7, 2015 by dialing 1.888.203.1112, replay passcode: 9207073.

Gulf Island Fabrication, Inc., based in Houston, Texas, with fabrication facilities located in Houma, Louisiana, and San Patricio County, Texas, is a leading fabricator of offshore drilling and production platforms, hull and/or deck sections of floating production platforms and other specialized structures used in the development and production of offshore oil and gas reserves. These structures include jackets and deck sections of fixed production platforms; hull and/or deck sections of floating production platforms (such as tension leg platforms “TLPs”, “SPARs”, “FPSOs”, and “MinDOCs”), piles, wellhead protectors, subsea templates and various production, compressor and utility modules, offshore living quarters, towboats, liftboats, tanks and barges. The Company also provides offshore interconnect pipe hook-up, inshore marine construction, manufacture and repair of pressure vessels, heavy lifts such as ship integration and TLP module integration, loading and offloading of jack-up drilling rigs, semi-submersible drilling rigs, TLPs, SPARs, or other similar cargo, onshore and offshore scaffolding, piping insulation services, and steel warehousing and sales.

GULF ISLAND FABRICATION, INC. CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED) (in thousands, except per share data)

	Three Months Ended
	June 30,	June 30,	March 31,
	2015	2014	2015
Revenue	$84,338	$129,169	$99,233
Cost of revenue	78,533	118,847	94,785
Gross profit	5,805	10,322	4,448
General and administrative expenses	3,726	3,873	4,293
Operating income	2,079	6,449	155
Other income (expense):
Interest expense	(50)	(25)	(37)
Interest income	7	2	6
Other income (expense)	17	8	3
	(26)	(15)	(28)
Income before income taxes	2,053	6,434	127
Income taxes	696	2,124	44
Net income	$1,357	$4,310	$83
Per share data:
Basic earnings per share - common shareholders	$0.09	$0.30	$—
Diluted earnings per share - common shareholders	$0.09	$0.30	$—
Cash dividend declared per common share	$0.10	$0.10	$0.10

GULF ISLAND FABRICATION, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Six Months Ended June 30,

	2015	2014
	(in thousands)
Cash flows from operating activities:
Net income	$1,440	$7,845
Adjustments to reconcile net income to net cash provided by operating activities:
Bad debt expense	400	—
Depreciation	13,140	12,958
(Gain) loss on sale of asset	(10)	85
Deferred income taxes	(715)	4,046
Compensation expense - restricted stock	1,153	652
Changes in operating assets and liabilities:
Contracts receivable and retainage	41,446	34,097
Costs and estimated earnings in excess of billings on uncompleted contracts	1,631	7,163
Prepaid expenses and other assets	946	746
Inventory	245	542
Accounts payable	(24,493)	(33,431)
Billings in excess of costs and estimated earnings on uncompleted contracts	(9,538)	(15,445)
Accrued employee costs	(516)	(334)
Accrued expenses	(2,803)	(592)
Accrued contract losses	(604)	—
Current income taxes	1,450	(194)
Net cash provided by operating activities	23,172	18,138
Cash flows from investing activities:
Capital expenditures	(2,953)	(21,334)
Proceeds on the sale of equipment	10	925
Net cash used in investing activities	(2,943)	(20,409)
Cash flows from financing activities:
Borrowings against line of credit	—	22,000
Payments on line of credit	—	(22,000)
Payments of dividends on common stock	(2,930)	(2,931)
Net cash used in financing activities	(2,930)	(2,931)
Net change in cash and cash equivalents	17,299	(5,202)
Cash and cash equivalents at beginning of period	36,085	36,569
Cash and cash equivalents at end of period	$53,384	$31,367

CONTACT:
Gulf Island Fabrication, Inc.
Kirk J. Meche, 713.714.6100
Chief Executive Officer
or
Jeffrey M. Favret, 713.714.6100
Chief Financial Officer